EXHIBIT 99.1

QUEST DIAGNOSTICS REPORTS SECOND QUARTER 2011 FINANCIAL RESULTS
— Revenues of $1.9 billion, up 1.5%
— Adjusted diluted EPS of $1.12, up 5%; reported diluted EPS of $1.02, down 5%
— Updated 2011 adjusted guidance before special items: Diluted EPS between $4.25 and $4.35; revenues to grow 1.5%
— New initiative to reduce cost structure by $500 million and position company for the future

MADISON, N.J., JULY 20, 2011 – Quest Diagnostics Incorporated (NYSE: DGX), the world’s leading provider of diagnostic testing, information and services, announced today that for the second quarter ended June 30, 2011, adjusted income from continuing operations was $179 million, or $1.12 per share. For the second quarter of 2010, reported income from continuing operations was $195 million, or $1.07 per share. Income from continuing operations in 2011 was reduced by $0.10 per share of transaction and integration costs associated with the Athena Diagnostics and Celera transactions, which were completed during the second quarter. Including these items, reported income from continuing operations was $164 million, or $1.02 per diluted share.

Revenues increased 1.5% to $1.9 billion for the second quarter. The acquisitions of Athena and Celera contributed approximately 2.5% to revenue growth. Clinical testing volume, measured by the number of requisitions, decreased 0.9%, and revenue per requisition increased 1.6% compared to the prior year.

For the second quarter of 2011, adjusted operating income was $337 million, or 17.7% of revenues. For the second quarter of 2010, reported operating income was $366 million, or 19.5% of revenues. Including the impact of transaction and integration costs, reported operating income was $317 million, or 16.6% of revenues, in 2011. Cash flow from operations was $60 million, and was reduced by the Medi-Cal settlement payment and transaction and integration costs related to Athena and Celera. Before these items, cash flow was $271 million, compared to $209 million in 2010.

“During the second quarter, revenues grew 1.5%, adjusted earnings per share increased 5%, and we generated strong underlying cash flow. In addition, we began the integration of Athena and Celera into Quest Diagnostics,” said Surya N. Mohapatra, Ph.D., Chairman and CEO.

“Today we are announcing a comprehensive initiative to improve profitability in this competitive marketplace and better prepare us for the substantial growth opportunities in the future. This is designed to improve operations and make our company more agile and efficient. We expect to reduce our cost structure by $500 million over the next three years to help us reach our goal of 20% operating income.”

First Half Performance
Revenues of $3.7 billion increased 1.2% from 2010. For the first six months of 2011, adjusted income from continuing operations was $343 million, or $2.12 per diluted share, compared to adjusted income from continuing operations of $377 million, or $2.07 per diluted share, for 2010. On a reported basis, income from continuing operations was $110 million, or $0.68 per diluted share, compared to $357 million, or $1.96 per diluted share, for the first half of 2010.

Adjusted operating income for the first half of 2011 was $638 million, or 17.0% of revenues, compared to $696 million, or 18.8% of revenues, for 2010. On a reported basis, operating income was $348 million, or 9.3% of revenues, in 2011 and $664 million, or 18.1% of revenues, in 2010. Cash provided by operations was $220 million and was reduced by the Medi-Cal settlement payment and transaction and integration costs related to Athena and Celera. Before these items, cash flow was $432 million, compared to $448 million in 2010. During the first half of 2011, the company repurchased $835 million of its common shares.

Outlook for 2011 Updated
For the full-year 2011, the company now estimates results from continuing operations, before future special items, as follows:

•	Revenues to grow 1.5%;
•	Earnings per share to be between $4.25 and $4.35 on an adjusted basis and between $2.81 and $2.91 on a reported basis.
•	Operating income as a percentage of revenues to be 17.5% on an adjusted basis and approach 14% on a reported basis;
•	Cash from operations of $1.1 billion before the effect of the Medi-Cal settlement payment and transaction and integration costs, and $900 million after these items; and
•	Capital expenditures of $200 million.

Quest Diagnostics will hold its second quarter conference call on July 20, 2011 at 8:30 a.m. Eastern Time. The public may access the conference call through a live audio webcast available on Quest Diagnostics’ Investor Relations Internet site at www.QuestDiagnostics.com/investor. The conference call can also be accessed in listen-only mode by dialing 415-228-4961, passcode 3214469. The company suggests participants dial in approximately 10 minutes before the call. Registered analysts may access the call at: www.streetevents.com. In addition, a replay of the call may be accessed online at www.QuestDiagnostics.com/investor or by phone in the U.S. at 800-645-7431 for domestic callers, or 203-369-3819 for international callers. No access code will be required. Telephone replays will be available until midnight Eastern Time on August 20, 2011.

The statements in this press release which are not historical facts may be forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that they are made and which reflect management’s current estimates, projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different. Risks and uncertainties that may affect the future results of the company include, but are not limited to, adverse results from pending or future government investigations, lawsuits or private actions, the competitive environment, changes in government regulations, changing relationships with customers, payers, suppliers and strategic partners and other factors discussed in “Business,” “Risk Factors,” “Cautionary Factors that May Affect Future Results,” “Legal Proceedings,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Quantitative and Qualitative Disclosures About Market Risk” in the company’s 2010 Annual Report on Form 10-K and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk” and “Risk Factors” in the company’s quarterly reports on Form 10-Q and other items throughout the Form 10-K and the company’s 2011 quarterly reports on Form 10-Q and Current Reports on Form 8-K.

This earnings release, including the attached financial tables, is available online in the Newsroom section at www.QuestDiagnostics.com.

Note on Non-GAAP Financial Measures
As used in this press release, the term adjusted refers to the operating performance measures that exclude the estimated impact of severe weather, charges associated with workforce reductions, the Medi-Cal settlement and costs associated with the Athena Diagnostics and Celera transactions. Adjusted measures are presented because management believes those measures are useful adjuncts to reported results under accounting principles generally accepted in the United States. Adjusted measures should not be considered as an alternative to the corresponding measures determined under accounting principles generally accepted in the United States.

# # #

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Statements of Operations
For the Three and Six Months Ended June 30, 2011 and 2010
(in millions, except per share and percentage data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2011	2010	2011	2010

Net revenues	$1,903.2	$1,874.7	$3,724.8	$3,680.2

Operating costs and expenses:
Cost of services	1,104.4	1,078.9	2,201.4	2,145.3
Selling, general and administrative	462.8	419.4	910.6	850.1
Amortization of intangible assets	18.6	9.2	28.5	18.6
Other operating expense, net	0.6	1.3	236.5	1.7

Total operating costs and expenses	1,586.4	1,508.8	3,377.0	3,015.7

Operating income	316.8	365.9	347.8	664.5

Other income (expense):
Interest expense, net	(46.6)	(36.3)	(84.5)	(72.3)
Equity earnings in unconsolidated joint ventures	7.9	7.3	15.6	15.3
Other (expense) income, net	(0.3)	(7.1)	1.9	(1.1)

Total non-operating expenses, net	(39.0)	(36.1)	(67.0)	(58.1)

Income from continuing operations before taxes	277.8	329.8	280.8	606.4
Income tax expense	105.8	125.6	155.0	231.0

Income from continuing operations	172.0	204.2	125.8	375.4
Loss from discontinued operations, net of taxes	(0.5)	(0.2)	(0.9)	(0.3)

Net income	171.5	204.0	124.9	375.1
Less: Net income attributable to noncontrolling interests	8.4	9.3	15.6	18.0

Net income attributable to Quest Diagnostics	$163.1	$194.7	$109.3	$357.1

Amounts attributable to Quest Diagnostics’ common stockholders:
Income from continuing operations	$163.6	$194.9	$110.2	$357.4
Loss from discontinued operations, net of taxes	(0.5)	(0.2)	(0.9)	(0.3)

Net income	$163.1	$194.7	$109.3	$357.1

Earnings per share attributable to Quest Diagnostics’ common stockholders – basic:
Income from continuing operations	$1.03	$1.08	$0.68	$1.98
Loss from discontinued operations	—	—	—	—

Net income	$1.03	$1.08	$0.68	$1.98

Earnings per share attributable to Quest Diagnostics’ common stockholders – diluted:
Income from continuing operations	$1.02	$1.07	$0.68	$1.96
Loss from discontinued operations	—	—	(0.01)	—

Net income	$1.02	$1.07	$0.67	$1.96

Weighted average common shares outstanding:
Basic	157.6	178.9	159.5	179.6
Diluted	159.4	180.8	161.3	181.6

Operating income as a percentage of net revenues	16.6%	19.5%	9.3%	18.1%

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Balance Sheets
June 30, 2011 and December 31, 2010
(in millions, except per share data)

	June 30, 2011	December 31, 2010

	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$184.2	$449.3
Accounts receivable, net	929.4	845.3
Inventories	88.0	76.6
Deferred income taxes	166.7	142.5
Prepaid expenses and other current assets	109.7	91.7

Total current assets	1,478.0	1,605.4
Property, plant and equipment, net	820.6	834.4
Goodwill	5,817.0	5,101.9
Intangible assets, net	1,082.2	796.4
Other assets	233.4	189.5

Total assets	$9,431.2	$8,527.6

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$998.7	$865.3
Short-term borrowings and current portion of long-term debt	994.7	349.0

Total current liabilities	1,993.4	1,214.3
Long-term debt	3,332.9	2,641.2
Other liabilities	654.3	618.1
Stockholders’ equity:
Quest Diagnostics stockholders’ equity:
Common stock, par value $0.01 per share; 600 shares authorized at both June 30, 2011 and December 31, 2010; 214.6 shares and 214.2 shares issued at June 30, 2011 and December 31, 2010, respectively	2.1	2.1
Additional paid-in capital	2,317.1	2,311.4
Retained earnings	3,945.1	3,867.4
Accumulated other comprehensive income	34.0	10.6
Treasury stock, at cost; 56.4 shares and 43.5 shares at June 30, 2011 and December 31, 2010, respectively	(2,869.1)	(2,158.1)

Total Quest Diagnostics stockholders’ equity	3,429.2	4,033.4
Noncontrolling interests	21.4	20.6

Total stockholders’ equity	3,450.6	4,054.0

Total liabilities and stockholders’ equity	$9,431.2	$8,527.6

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Statements of Cash Flows
For the Six Months Ended June 30, 2011 and 2010
(in millions)
(unaudited)

	Six Months Ended June 30,

	2011	2010

Cash flows from operating activities:
Net income	$124.9	$375.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	136.1	126.3
Provision for doubtful accounts	146.0	148.4
Deferred income tax provision (benefit)	8.9	(3.7)
Stock compensation expense	35.2	28.6
Excess tax benefits from stock-based compensation arrangements	(4.8)	—
Provision for special charge	236.0	—
Other, net	6.4	11.2
Changes in operating assets and liabilities:
Accounts receivable	(194.1)	(193.2)
Accounts payable and accrued expenses	(74.5)	(84.6)
Settlement of special charge	(241.0)	—
Income taxes payable	39.3	41.8
Other assets and liabilities, net	1.7	(1.6)

Net cash provided by operating activities	220.1	448.3

Cash flows from investing activities:
Business acquisitions, net of cash acquired	(1,136.4)	—
Sale of securities acquired in business acquisition	213.5	—
Capital expenditures	(78.6)	(88.8)
Increase in investments and other assets	(6.5)	(3.2)

Net cash used in investing activities	(1,008.0)	(92.0)

Cash flows from financing activities:
Proceeds from borrowings	2,433.3	—
Repayments of debt	(1,108.8)	(1.5)
Purchases of treasury stock	(835.0)	(425.8)
Exercise of stock options	97.2	40.2
Excess tax benefits from stock-based compensation arrangements	4.8	—
Dividends paid	(32.9)	(36.4)
Distributions to noncontrolling interests	(16.8)	(16.8)
Other financing activities, net	(19.0)	(2.4)

Net cash provided by (used in) financing activities	522.8	(442.7)

Net change in cash and cash equivalents	(265.1)	(86.4)

Cash and cash equivalents, beginning of period	449.3	534.3

Cash and cash equivalents, end of period	$184.2	$447.9

Cash paid during the period for:
Interest	$72.6	$56.4
Income taxes	$107.7	$197.1

Notes to Financial Tables

1)	The computation of basic and diluted earnings per common share is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,

	2011	2010	2011	2010

	(in millions, except per share data)
Amounts attributable to Quest Diagnostics’ common stockholders:
Income from continuing operations	$163.6	$194.9	$110.2	$357.4
Loss from discontinued operations, net of taxes	(0.5)	(0.2)	(0.9)	(0.3)

Net income available to common stockholders	$163.1	$194.7	$109.3	$357.1

Income from continuing operations	$163.6	$194.9	$110.2	$357.4
Less: Earnings allocated to participating securities	(0.9)	(0.9)	(1.0)	(1.6)

Earnings available to Quest Diagnostics’ common stockholders – basic and diluted	$162.7	$194.0	$109.2	$355.8

Weighted average common shares outstanding – basic	157.6	178.9	159.5	179.6

Effect of dilutive securities:
Stock options and performance share units	1.8	1.9	1.8	2.0

Weighted average common shares outstanding – diluted	159.4	180.8	161.3	181.6

Earnings per share attributable to Quest Diagnostics’ common stockholders – basic:
Income from continuing operations	$1.03	$1.08	$0.68	$1.98
Loss from discontinued operations	—	—	—	—

Net income	$1.03	$1.08	$0.68	$1.98

Earnings per share attributable to Quest Diagnostics’ common stockholders – diluted:
Income from continuing operations	$1.02	$1.07	$0.68	$1.96
Loss from discontinued operations	—	—	(0.01)	—

Net income	$1.02	$1.07	$0.67	$1.96

2)

Adjusted amounts for operating income, operating income as a percentage of net revenues, income from continuing operations, and diluted earnings per common share represent the Company’s results before the impact of the Medi-Cal charge, transaction and integration costs related to the acquisitions of Athena Diagnostics and Celera Corporation, restructuring charges, and the estimated impact of severe weather in the first quarter of 2011. Adjusted measures are presented because management believes those measures are useful adjuncts to reported results under accounting principles generally accepted in the United States of America when comparing results of operations from period to period. Adjusted measures should not be considered as an alternative to the corresponding measures determined under accounting principles generally accepted in the United States. The following tables reconcile reported results to adjusted results:

	Three months ended June 30, 2011 (dollars in millions, except for earnings per share)

	As Reported	Transaction and Integration Costs (a)	As Adjusted

Operating income	$316.8	$20.4	$337.2
Operating income as a % of net revenues	16.6%	1.1%	17.7%
Income from continuing operations (b)	163.6	15.0	178.6
Diluted earnings per common share	1.02	0.10	1.12

(a)

Results for the three months ended June 30, 2011 include $21.2 million of pre-tax transaction and integration related costs, or $0.10 per diluted share, associated with the acquisitions of Athena Diagnostics and Celera Corporation. Of these costs, $20.4 million, primarily related to professional fees and integration charges, was recorded in selling, general, and administrative expenses and $0.8 million of financing related costs were recorded in interest expense, net.

(b)

Income tax expense for the three months ended June 30, 2011 of $6.2 million was calculated by applying a combined federal and state rate of 39% to those costs for which a tax benefit has been recorded.

	Six months ended June 30, 2011 (dollars in millions, except for earnings per share)

	As Reported	Medi-Cal Charge (c)	Transaction and Integration Costs (d)	Restructuring Charges (e)	Severe Weather (f)	As Adjusted

Operating income	$347.8	$236.0	$22.7	$13.3	$18.5	$638.3
Operating income as a % of net revenues	9.3%	6.3%	0.6%	0.4%	0.4%	17.0%
Income from continuing operations (g)	110.2	194.7	18.7	8.1	11.3	343.0
Diluted earnings per common share	0.68	1.20	0.12	0.05	0.07	2.12

(c)

Represents the first quarter 2011 pre-tax charge of $236 million associated with the agreement in principle related to Medi-Cal. The terms of the final settlement which was subsequently reached in the second quarter, were consistent with the agreement in principle and resulted in no additional charge.

(d)

Results for the six months ended June 30, 2011 include $25.8 million of pre-tax transaction and integration costs, or $0.12 per diluted share, associated with the acquisitions of Athena Diagnostics and Celera Corporation. Of these costs, $22.7 million, primarily related to professional fees and integration charges, was recorded in selling, general, and administrative expenses and $3.1 million of financing related costs were recorded in interest expense, net.

(e)

Results for the six months ended June 30, 2011 include $13.3 million of pre-tax restructuring charges, or $0.05 per diluted share, principally associated with workforce reductions. Of these costs, $9.0 million and $4.3 million were included in cost of services and selling, general and administrative expenses, respectively.

(f)	Represents an estimate of the impact of severe weather in the first quarter of 2011.

(g)

Income tax expense of $41.3 million associated with the Medi-Cal charge was calculated by applying a combined federal and the applicable state tax rate of 36% to the portion of the settlement for which a tax benefit has been recorded. Income tax expense of $7.1 million associated with transaction and integration costs was calculated by applying a combined federal and state rate of 39% to those costs for which a tax benefit has been recorded. For the estimated impact of severe weather and the impact of restructuring charges, income tax expense of $7.2 million and $5.2 million, respectively, was calculated using a combined federal and state rate of 39%.

	Six months ended June 30, 2010 (dollars in millions, except for earnings per share) (h)

	As Reported	Severe Weather (i)	Restructuring Charges (j)	As Adjusted

Operating income	$664.5	$14.1	$17.3	$695.9
Operating income as a % of net revenues	18.1%	0.2%	0.5%	18.8%
Income from continuing operations (k)	357.4	8.6	10.6	376.6
Diluted earnings per common share	1.96	0.05	0.06	2.07

(h)	As adjusted results for the three months ended June 30, 2010 have not been presented because there were no special items that impacted operating results in that quarter.

(i)	Represents an estimate of the impact of severe weather in the first quarter of 2010.

(j)

Results for the six months ended June 30, 2010 include $17.3 million of pre-tax restructuring charges, or $0.06 per diluted share, principally associated with workforce reductions. Of these costs, $4.5 million and $12.8 million were included in cost of services and selling, general and administrative expenses, respectively.

(k)	For the estimated impact of severe weather and the impact of restructuring charges, income tax expense of $5.5 million and $6.7 million was calculated using a combined federal and state rate of 39%.

3)

The following table summarizes the impact to the year over year comparisons for the Medi-Cal charge, transaction and integration costs, restructuring charges, and the estimated impact of severe weather on certain reported results for the six months ended June 30, 2011 and 2010 (in millions, except for earnings per share). Comparisons for the three months ended June 30, 2011 and 2010 have not been presented because there were no special items that impacted operating results in the second quarter of 2010.

	Medi-Cal Charge			Transaction and Integration Costs

	2011	2010	Better (Worse)	2011	2010	Better (Worse)

Net revenues	$—	$—	$—	$—	$—	$—
Cost of services	—	—	—	—	—	—
Selling, general and administrative	—	—	—	22.7	—	(22.7)
Operating income	236.0	—	(236.0)	22.7	—	(22.7)
Net income	194.7	—	(194.7)	18.7	—	(18.7)
Diluted earnings per common share	1.20	—	(1.20)	0.12	—	(0.12)

	Restructuring Charges			Severe Weather

	2011	2010	Better (Worse)	2011	2010	Better (Worse)

Net revenues	$—	$—	$—	$25.7	$19.4	$(6.3)
Cost of services	9.0	4.5	(4.5)	*	*	*
Selling, general and administrative	4.3	12.8	8.5	*	*	*
Operating income	13.3	17.3	4.0	18.5	14.1	(4.4)
Net income	8.1	10.6	2.5	11.3	8.6	(2.7)
Diluted earnings per common share	0.05	0.06	0.01	0.07	0.05	(0.02)

*	The estimated impact on operating costs of severe weather predominantly affects cost of services, with a lesser impact on selling, general, and administrative expenses.

4)

Other operating expense, net includes special charges, and miscellaneous income and expense items related to operating activities. For the six months ended June 30, 2011, other operating expense, net included a first quarter 2011 pre-tax charge of $236 million associated with the agreement in principle related to Medi-Cal.

5)

Other (expense) income, net represents miscellaneous income and expense items related to non-operating activities, such as gains and losses associated with investments and other non-operating assets. For the three months ended June 30, 2010, other (expense) income, net includes losses of $3.9 million associated with investments held in trusts pursuant to our supplemental deferred compensation plans and a loss of $3.3 million from investments.

6)

In January 2011, our Board of Directors authorized $750 million of additional share repurchases, bringing the total available under share repurchase authorizations at that date to $1 billion. For the three months ended June 30, 2011, the Company did not repurchase any of its common stock. For the six months ended June 30, 2011, the Company repurchased 15.4 million shares of its common stock at a price of $54.30 per share for $835 million from SB Holdings Capital Inc., a wholly-owned subsidiary of GlaxoSmithKline plc. For the three and six months ended June 30, 2011, the Company reissued 1.1 and 2.4 million shares, respectively, for employee benefit plans. As of June 30, 2011, the Company had $165 million remaining under share repurchase authorizations.

7)

The outlook for adjusted diluted earnings per common share, adjusted operating income as a percentage of net revenues, and adjusted cash flows from operations represent management’s estimates for the full year 2011 before the impact of the Medi-Cal charge, transaction and integration costs related to the acquisitions of Athena Diagnostics and Celera Corporation, restructuring charges, and the estimated impact of severe weather in the first quarter of 2011. These measures are presented because management believes they are useful adjuncts to the corresponding amounts determined under accounting principles generally accepted in the United States since they are meaningful to evaluate the Company’s ongoing operating performance and are on a basis consistent with previous estimates of diluted earnings per common share, operating income as a percentage of net revenues, and cash flows from operations. Adjusted diluted earnings per common share, adjusted operating income as a percentage of net revenues, and adjusted cash flows from operations are not measures of financial performance under accounting principles generally accepted in the United States and should not be considered as an alternative to the corresponding amounts determined under accounting principles generally accepted in the United States.

The following table reconciles our 2011 outlook, on an adjusted basis, to the corresponding amounts determined under accounting principles generally accepted in the United States. The outlook, on an adjusted basis, excludes the impact of the Medi-Cal charge, costs associated with the Athena and Celera transactions, restructuring charges, and the estimated impact of severe weather in the first quarter of 2011.

	Outlook for 2011 Before Future Special Items

	As Reported	Medi- Cal Charge (a)	Transaction and Integration Costs (b)	Restructuring Charges (c)	Severe Weather (d)	As Adjusted

Diluted earnings per common share	$2.81-$2.91	$1.20	$0.12	$0.05	$0.07	$4.25-$4.35
Operating income as a % of net revenues	13.8%	3.0%	0.3%	0.2%	0.2%	17.5%
Cash flows from operations (in millions)	~$900	$147	$18	$8	(e)	~$1,100

(a)	Represents the first quarter 2011 pre-tax charge of $236 million related to the Medi-Cal settlement.

(b)

Represents $25.8 million of pre-tax transaction costs associated with the acquisitions of Athena Diagnostics and Celera Corporation. Of these costs, $22.7 million, primarily related to professional fees and integration charges, was recorded in selling, general, and administrative expenses and $3.1 million of financing related costs were recorded in interest expense, net.

(c)	Represents first quarter pre-tax restructuring charges of $13.3 million principally associated with workforce reductions.

(d)	Represents an estimate of the impact of severe weather in the first quarter of 2011.

(e)	Not significant to the outlook for cash flows from operations.